Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 3

TELEPHONE: 310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 3, 2012 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended June 30, 2012.

Arden Group, Inc. is the parent company of Gelson’s Markets which currently operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
SECOND QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		June 30,	July 2,	June 30,	July 2,
(In Thousands, Except Share, Per Share & Footnote Data)		2012	2011	2012	2011

Sales	(a)	$107,699	$106,080	$214,926	$210,274

Operating income	(b)	8,236	6,145	13,133	13,507
Interest, dividend and other income (expense), net	(c)	25	6	48	2,210

Income before income taxes		8,261	6,151	13,181	15,717
Income tax provision		3,366	2,507	5,370	6,404

Net income		$4,895	$3,644	$7,811	$9,313

Basic and diluted net income per common share	(d)	$1.59	$1.19	$2.54	$2.99
Basic and diluted weighted average common shares outstanding	(d)	3,071,000	3,072,980	3,071,000	3,117,039

(a)
In 2011, the Company operated 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson’s Markets (Gelson’s).  On February 25, 2012, Gelson’s closed its store located in Northridge, California.  Gelson’s reached an agreement with the landlord and a third party to assign the Northridge store lease to the third party.  Gelson’s was released by the landlord from all obligations under the lease on May 1, 2012.  In return, Gelson’s paid the assignee a lease assignment fee of $1,850,000 during the second quarter of 2012 and transferred various items of equipment to the assignee.

Same store sales from the Company’s 17 remaining supermarkets were $106,722,000 during the second quarter of 2012 compared to $102,548,000 in the second quarter of 2011, an increase of 4.1%.  For the twenty-six weeks ended June 30, 2012, same store sales were $211,249,000 compared to $203,370,000 in the same period of 2011, an increase of 3.9%.  The increase in same store sales is the result of inflation as well as an increase in the number of transactions in 2012 compared to the prior year.

(b)
Operating income in the second quarter of 2012 increased compared to the same period of 2011 as a result of higher sales, improved gross margins and decreasing store expense as a percent of sales.  During the second quarter of 2012, the Company reversed SARs compensation expense of $170,000.  Conversely, in the second quarter of 2011, the Company recognized SARs compensation expense of $281,000.  The increase in operating income was partially offset by an increase in the United Food & Commercial Workers International Union (UFCW) health and welfare contribution rate at the beginning of both September 2011 and March 2012 and a pension increase in January 2012.  The majority of the Company’s employees belong to the UFCW.

Operating income in the first half of 2012 compared to the same period of the prior year was negatively impacted by the loss incurred from the closing of the Northridge location in 2012.  The Company incurred costs totaling approximately $1,906,000 which includes the lease assignment fee discussed above and other closing costs offset by the reversal of a deferred rent liability previously recorded for the Northridge location.  In addition, operating income reflects the negative impact of an increase in the UFCW health and welfare and pension contribution rates as discussed above, as well as another health and welfare increase at the beginning of February 2011. These costs were partially offset by an increase in sales without a comparable increase in expenses, as well as a decrease in SARs compensation expense in the first half of 2012 compared to the same period of the prior year.  During the first half of 2012, the Company reversed SARs compensation expense of $434,000.  Conversely, in the first half of 2011, the Company recognized SARs compensation expense of $291,000.

Exhibit 99.1

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

(d)
In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction which had the effect of reducing weighted average common shares outstanding and increasing basic and diluted net income per common share for the first half of 2012 compared to the first half of 2011.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950